Exhibit 1A-6F

Professional Services Agreement

This Professional Services Agreement (“Agreement”) is entered into as of the Effective Date, defined below, by and between One Source Solutions, LLC a duly filed duty and validly existing New Jersey Limited Liability Company with a principal address of 3 Industrial Court, Ste. 3 Freehold, NJ 07728 (“One Source”) and Lust for Life Footwear LLC, with a principal address located at 1086 Teaneck Road, 3A, Teaneck NJ 07666 (hereinafter “LFL”)

Recital

WHEREAS, One Source is in the business of providing logistical, operational, accounting and bookkeeping services for wholesale companies;

WHEREAS, LFL is a wholesale company and desires to retain One Source for logistical. operational, accounting and bookkeeping services;

NOW, THEREFORE, In consideration of the mutual promises and obligations in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SERVICES TO BE PERFORMED: One Source shall provide all of the following logistical/operational services required by LFL, including but not limited to the following:

-	all data entry, including, but not limited to, order entry, upc set up, qrs set up, vendor and item setups, sending ASNs and other shipping notices, invoicing, and sending out invoices.

-	One Source will give access to their system relating to LFL to all LFL employees, with the approval of LFL ownership.

-	Perform all tracking functions of the Supply Chain.

-	Manage all EDI trading partnerships.

1.	COMPENSATION OF ONE SOURCE: Compensation for all services provided by One Source shall be as follows:

Up to 2.5 Million – 3% of gross sales
Over 2.5 Million to 5 Million – 2.25% of gross sales
Over 5 Million – 2% of gross sales
FOB and DPL orders will be 1.5% of gross sales

Gross Sales is based on the invoiced dollars.

There will be a $2000 draw against future commissions until shipping commences.

LFL will be billed on the 15th and the last day of the month. All invoicing shall be due and payable within 30 days of the invoice date.

The following costs are not covered under this proposal and are the responsibility of LFL:

a.	Warehousing

b.	EDI transaction fees and EDI customer setup charges required by the customer

c.	Inovis/QRS catalog charges and EDI VAN charges

d.	UCC Block charges

e.	Forwarding and Customs Charges

f.	Trucking expenses transporting merchandise to/from the warehouse, to/from the customer or their consolidator when needed

2.	TERM: This annual agreement shall be effective as of the Effective Date, specified below. Either party shall have the right to terminate this Agreement with a notice of non-renewal within (60) days of the end of this term. This agreement will automatically renew without the prior written consent of both parties. The terms and conditions shall remain the same for such renewal period.

3.	PROPRIETARY INFORMATION: The parties shall handle Proprietary Information in accordance with the following terms, other than when required to do so by law pursuant to an opinion of counsel: Neither party shall, without the other party’s prior written consent, disclose or make available any of the Proprietary Information of the other party in any form. Each party agrees that prior to disclosing any Proprietary Information of the other party to any third party, it will first obtain written permission from the other party and indicate what Proprietary Information will be disclosed. In addition, the disclosing party will obtain from the receiving third-party written acknowledgment that such information is Proprietary Information and shall not be disclosed to others.

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4.	WORK PRODUCT: a)All rights, title and interest in any software, systems, etc. shall be governed by the terms of the End-User Agreement provided by the owner and/or developer of such software and LFL agrees and acknowledges that any of One Source’s products, discoveries, developments, designs, innovations, improvements, inventions, processes, techniques, know-how and data, original works of authorship, software, concepts and trade secrets whether or not capable of being patented or registered under copyright or similar laws, and whether or not at a commercial stage (collectively, the “Inventions”) related in any way to the Software or Services provided under this Agreement, whether or not developed for LFL, are the exclusive property of One Source. One Source shall have the sole and exclusive right, title and ownership to the Inventions. Furthermore the parties agree that any Inventions created pursuant to this Agreement shall be licensed to LFL until this Agreement expires or is terminated. b) One Source agrees that it shall not disclose any information it obtains from LFL to any third party, including but not limited to, LFL vendor and customer base, LFL ’ pricing structures or any other confidential information which One Source is privy to.

LIMITATION OF LIABILITY, WARRANTY, INDEMNIFICATION

a. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, UNDER NO CIRCUMSTANCES SHALL ONE SOURCE OR ITS CONSULTANTS BE LIABLE TO LFL ITS AFFILIATES, ASSOCIATES OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOSS OF GOOD WILL OR BUSINESS PRODUCTS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR ANY OTHER COMMERCIAL DAMAGES OR LOSS , EVEN IF ONE SOURCE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

b. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PROVISIONS OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES ARE INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION ANND MAY BE ENFORCED AS SUCH.

c. ONE SOURCE MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR ANY OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES PROVIDED HEREUNDER.

d. The Limitation set forth in item 4.a above, does not apply to tangible property damage, or personal injury, including death, caused by the gross negligence or willful wanton misconduct of One Source. One Source agrees to indemnify, defend and hold harmless LFL from and against any and all liabilities, damages, losses, claims, suits or judgments, and expenses (including reasonable attorney fees) that LFL may incur for injury to or death of persons caused by One Source’s gross negligence and/or any willful or wanton misconduct while providing services on LFL ’ site under this agreement. With respect to tangible personal property damage caused by One Source’s gross negligence, such indemnity shall be limited to the extent of One Source’s insurance coverage.

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5.	GENERAL PROVISIONS:

a. This Agreement is a personal services agreement and the performance of any obligation hereunder may not be assigned, delegated or otherwise transferred by LFL or One Source provided however, that this Agreement may not be assigned in the event of (i) the sale of all or substantially all of the property, assets or business of a party, or (ii) the merger or consolidation of a party with any other entity or entities.

b. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity shall remain in full force and effect.

c. The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions: not shall any delay or omission on the part of either party to exercise or avail itself to any right, power or privilege that is, has or may have hereunder shall operate as a waiver of any breach or default by the other party.

d. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating to the same subject matter. No modifications, amendments, or supplements to this Agreement, or any Exhibit hereto which are or will be attached hereafter shall be effective for any purpose unless in writing and signed by the parties effected by such modification, amendment or supplement.

e. The relationship of LFL and One Source established by this Agreement is that of an independent contractor.

f. Any delay or non-performance of any provision of this Agreement (i) as a result of One Source not receiving the amounts owed to it by LFL as a result of the agreements and services described herein, or (ii) caused by conditions beyond the reasonable control of One Source and/or its consultants, shall not constitute a breach of this Agreement. One Source has the obligation only to resume its services once LFL has cured its default in non-payment.

g. This Agreement, shall be governed by, construed and enforced in accordance with the laws of the state of New York. Disputes arising out of any relationship between the parties shall be resolved in a state of federal court of New York. Additionally, the parties agree except for the right of either party to apply to a court of competent jurisdiction for injunctive relief, any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator. The arbitrator shall have the authority to grant injunctive relief in a form substantially similar to that which would be otherwise granted by a court of law and shall award attorneys fees and costs to the prevailing party.

h. This Agreement shall be effective as of the last date signed below, (“Effective Date”).

6.	Survival, Sections 2, 3, 4, and 5.g shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the parties have so agreed as of December       , 2017.

One Source Solutions, LLC

By:
Print Name:
Title:
Effective Date:

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